Exhbit 1.1

Financial Advisory Services Agreement

The following is the Financial Advisory Services Agreement between Seapower Carpenter Capital, Inc. dba Carpenter & Company (the “Advisor”) and Manhattan Bancorp (the “Company”), effective this 18th day of January, 2007.

1.                                       Proposed Transaction.  The Company proposes to issue and sell newly issued securities (the “Securities”) to investors (the “Investors”) in a public offering (the “Offering”).The principal purpose of the Offering is to raise up to $25,000,000 in additional capitalization for the Company.

2.                                       Appointment of Advisor.  The Company hereby appoints the Advisor as its exclusive financial advisor in connection with the Offering, subject to the terms and conditions set forth in this Agreement, and the Advisor hereby accepts such appointment.  The Company at its election and consistent with the terms of this agreement, may also engage licensed selling agents (“Selected Dealers”) to assist in the placement of the Securities in connection with the Offering.

3.                                       Duties of the Advisor.  The Advisor will perform the following duties under this Agreement:

Financial Advisory Duties

(a)                      Assist the Company in the development of a financial model and resultant proposed pricing for the Offering.

(b)                     Assist the Company in the development of its overall marketing plan for the Offering and placement of the Securities.

(c)                    Manage the Offering sales and marketing effort in conjunction with the officers and directors of the Company.

(c)                      Coordinate with Company’s legal counsel and other advisors in the preparation of an offering circular and related marketing, sales and subscription material.

(d)                     Assist the Company in identification and development of target Investors.

(e)                      Assist the Company in the implementation of its marketing strategy and materials for presentation of the Offering to potential Investors.

(f)                        Attend meetings with potential Investors.

(g)                     Assist the Company in the selection and allocation process related to Selected Dealers.

(h)                     Complete such other general consulting and assistance as is reasonably connected to the purposes herein.

Sales and Placement Duties

(a)                      Use its best efforts to place Securities of up to $20 million.

4.                                       Representations.  Warranties and Covenants of the Company.  The Company represents and warrants to, and agrees with, the Advisor as follows:

(a)                      (i) The Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  When executed and delivered by the Advisor and the Company, this Agreement will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms.  (ii) The Advisor has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.  When executed and delivered by the Advisor and the Company, this Agreement will constitute a valid and legally binding obligation of the Advisor, enforceable in accordance with its terms.

(b)                     The consummation of the Offering contemplated by this Agreement will not (i) conflict with or result in a breach of any of the terms or provisions of, or constitute a default under any indenture, loan agreement, or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound, or to which any of the property or assets of the Company or any of its subsidiaries is subject, or (ii) result in any violation of the provisions of the Articles of Incorporation or Bylaws of the Company.

(c)                      The Company will cooperate with the Advisor in connection with the financial review and analysis of the Company and shall provide any information concerning the Company and its subsidiaries that the Advisor reasonably deems appropriate, and will provide access to the Company’s officers, directors, accountants, counsel and other advisors.  All such information concerning the Company and its subsidiaries is and will be true and accurate in all material respects, and does not and will not as of its date, and will not as supplemented or amended as of the date of the Closing (as defined below), contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are or were made.  The Company acknowledges and agrees that the Advisor will be using and relying upon such information supplied by the Company, its officers, directors, accountants, counsel and other advisors, and other publicly-available information concerning the Company and its subsidiaries, without any independent investigation or verification thereof or any independent appraisal by the Advisor of the Company or its business or assets.

(d)                     There are no brokers, representatives or other persons that have an interest in compensation due to the Advisor from the Offering contemplated herein.

(e)                      The Company understands that the Advisor’s responsibility is limited to a “best efforts” basis in placing the Securities, with no understanding, express or implied, on the Advisor’s part of a commitment by the Advisor to purchase or place the Securities, and neither Advisor nor any Selected Dealer shall have any liability to the Company in the event the Offering is not completed for any reason.

(f)                        The Company agrees that if, at any time during the Term (as defined below), any event shall have occurred as a result of which any information provided to the Advisor and/or any prospective Investors would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall notify the Advisor promptly and provide the Advisor with such information as shall be necessary so that an appropriate amendment or supplement to the information can be prepared or other appropriate action taken.

(g)                     The Company shall be responsible for and shall ensure compliance with all applicable securities, privacy, anti-money laundering, and other laws and regulations with respect to all Investors in the Offering (with the exception of compliance related to those Investors with respect to whom the Advisor is paid a Sales and Placement Fee as described in Paragraph 5(c) below (“Advisor Investors”), for whom the responsibility for compliance with such laws and regulations shall be the Advisor’s, and the exception of compliance related to those Investors with respect to whom a Selected Dealer is paid a Sales and Placement Fee as described in Paragraph 5(c) below (“Selected Dealer Investors”), for whom the responsibility for compliance with such laws and regulations shall be the applicable Selected Dealer’s).

5.                                       Compensation.  The Company shall pay to the Advisor compensation for its services hereunder as follows:

(a)                      Retention Fee:  The Retention Fee is waived.

(b)                     Financial Advisory Fee:   At the closing of the Offering (“Closing”), the Company shall pay to the Advisor a fee (“Sales Management Fee”) equal to the lesser of (1) 1.0% of the gross Offering proceeds and (2) $125,000.

(c)                      Sales and Placement Fee:   At the Closing, the Company shall pay a sales and placement fee equal to 5% of the gross Offering proceeds derived from Securities placed by the Advisor or one of the Selected Dealers (the “Sales and Placement Fee”).

6.               Expense Reimbursements.  The Company will reimburse the Advisor for its reasonable out-of-pocket expenses incurred in connection with the Offering.  Expenses will not exceed $10,000 without the Company’s prior written consent.  In the event that the Offering is terminated, the Advisor will be reimbursed only for its actual accountable and reasonable out-of-pocket expenses incurred in connection with the Offering.

7.               Indemnification

a)              The Company agrees to indemnify and hold the Advisor and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons (each such person being an “Indemnified Party”) harmless from and against any and all losses, claims, damages, expenses and liabilities, joint or several, to which such indemnified Party may become subject under applicable state or federal law, or otherwise, arising out of any actual or proposed Business Combination or Capital Placement, or the retention of the Advisor, or the services performed under this agreement by the Advisor, and will promptly reimburse such Indemnified Party for all expenses (including reasonable counsel fees and expenses) upon written request made from time to time, including expenses incurred in connection with the investigation of, preparation for, or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether civil, criminal, administrative or investigative in nature, and whether or not such indemnified Party is a party.  The Company will not be liable under this indemnification provision to the extent that any loss, claim, damage, liability, or expense is found in a final judgment by a court of competent jurisdiction to have resulted primarily from the Advisor’s bad faith, gross negligence, or willful misconduct.

b)             The Company agrees to notify the Advisor and the Advisor agrees to notify the Company promptly of the assertion against either of them or any other person of any claim or the commencement of any action or proceeding relating to any transaction contemplated by this agreement.

c)              If any indemnification or reimbursement sought under this provision were for any reason not available to any Indemnified Party or insufficient to fully indemnify it as and to the extent contemplated by this provision, the Company will contribute to the amounts paid or payable by such Indemnified Person in a proportion that appropriately reflects the relative benefits to the Company and its equity owners on the one hand, and the Advisor on the other, in connection with the matters to which such indemnification or reimbursement relates and the relative faults of such parties, as well as any other equitable considerations.  The Company and the Advisor agree that it would not be just and equitable if this contribution were determined by pro rata allocation or any other method that does not take into account such equitable considerations.  The relative benefits to the Company and its equity owners and to the Advisor with respect to the services to be provided under this Agreement will be deemed to be in the same proportion as (i) the anticipated total proceeds of any contemplated capital offering (whether or not consummated); and (ii) the compensation actually paid to the Advisor in connection with the services provided under this Agreement.  In no event will the Company contribute less than the amount necessary to ensure that all Indemnified Parties, in the aggregate, are not liable for any amounts in excess of the aggregate amount of fees actually received by the Advisor pursuant to this Agreement.

d)             In no event shall the Advisor be liable for any amount in excess of the aggregate amount of compensation actually received by Carpenter under this agreement.

e)              In the event the Advisor appears as a witness in any action brought against the Company in which an Indemnified Party is not named as a defendant, the Company agrees to reimburse the Advisor for all reasonable expenses incurred and time expended by it in connection with its appearing as a witness.

8.                                       Term.  This agreement shall take effect on the date first written above and shall continue for a period of twelve (12) months (the “Term”).

9.                                       Agreement.  This agreement embodies the entire understanding of the parties with respect to the engagement of Advisor.

10.                                 Confidential Information.  During the Term of this Agreement, the Company may learn from the Advisor data, discoveries, know-how, ideas, and other information which the Advisor considers to be proprietary and confidential, for example information relating to its internal processes, methods, documents, programs, operations, customers, and present and future business or marketing plans of the Advisor (“Confidential Information”).  Except as authorized by the Advisor in writing, the Company agrees to keep confidential and not to use, except in connection with the services to be provided under this Agreement all Confidential Information.  All Confidential Information (and any copies and notes thereof) shall remain the sole property of the Advisor.  Notwithstanding the foregoing, however, no obligation of confidentiality shall apply to the extent Confidential Information (i) is or becomes available to the public through no breach of this Agreement by the Company; (ii) is obtained by the Company from a third party who had the legal right to disclose the information to the Company; (iii) is already in the possession of the Company on the date this Agreement becomes effective; or (iv) is required to be disclosed by law, government regulation, or court order. The obligation of confidentiality with respect to Confidential Information shall continue for three years beyond the date of this Agreement.

11.                                 Corporate Obligation. The obligations of Advisor and the Company hereunder are solely corporate obligations, and no officer, director, employee, advisor, shareholder, or controlling person shall be subject to any personal liability whatsoever, nor will any such claim be asserted by or on behalf of the Company or the Advisor, as the case may be, or any of affiliates of the Company or of the Advisor.

12.                                 Opinions and Advice. All opinions and advice, whether written or oral, rendered by Advisor to the Company pursuant to this agreement are intended solely for the Company’s benefit and use in considering the Offering. No such opinions or advice may be disclosed to third parties without Advisor’s prior written consent.

13.                                 Miscellaneous.

(a)                      The Advisor shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder.

(b)                     Except as required by federal or state securities laws to be included in any offering circular or offering document or by regulatory requirements of Company, the terms of this Agreement shall not be disclosed to any third party without the prior written consent of both parties to this Agreement, which consent shall not be unreasonably withheld.

(c)                      This agreement shall be binding upon and inure solely to the benefit of the Advisor and the Company, and all of their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

(d)                     This agreement may not be amended or modified except in writing signed by both parties hereto.

(e)                      This agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California applicable to agreements entered into and to be performed entirely within such State.

(f)                        In the event that an action or suit is brought to declare or enforce any term hereof or any obligation created hereunder, the prevailing party shall be entitled to recover from the losing party all reasonable costs and expenses incurred or sustained by such prevailing party in connection with such suit or actions, including legal fees and court costs.

(g)                     The choice whether to accept or reject any subscription in the Offering, whether from a Company-identified Investor or any other Investor, remains exclusively the Company’s to make in its sole and exclusive discretion.

(h)                     This agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof, and no agreements, understandings, restrictions, warranties or representations exist between the parties other than those set forth herein.

(i)                         Both parties acknowledge and agree that: (1) the parties are executing this Agreement voluntarily and without any duress or undue influence; (2) the parties have carefully read this Agreement and have asked any questions needed to understand the terms, consequences, and binding effect of this Agreement and fully understand them; and (3) the parties have sought the advice of an attorney of their respective choice if so desired prior to signing this Agreement.

If the foregoing is in accordance with your understanding, please sign and return to us one counterpart of this Agreement, whereupon this Agreement shall constitute a binding agreement between the Advisor and the Company, effective as of the date first above written.

SEAPOWER CARPENTER		MANHATTAN BANCORP
CAPITAL, INC

/s/ John Flemming		/s/ Jeffrey M. Watson
By:	John Flemming	By:	Jeffrey M. Watson
Its:	President	Its:	President and Chief Executive Officer